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                                   EXHIBIT 12

      INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES COMPUTATION
      OF RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
               FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004
                             (DOLLARS IN THOUSANDS)


                                                                        2005            2004
                                                                      --------        --------
                                                                      ------(Unaudited).......
Earnings:
Net Income                                                            $131,517        $129,204
Add:
  Provision for income taxes                                            61,513          60,688
  Fixed charges                                                        268,147         246,513
Less:
  Capitalized interest                                                  14,507          12,712
                                                                      --------        --------
  Earnings as adjusted (A)                                            $446,670        $423,693
                                                                      ========        ========

Preferred dividend requirements                                            976             964
Ratio of income before provision for income taxes to net income            147%            147%
                                                                      --------        --------
  Preferred dividend factor on pretax basis                              1,435           1,417
Fixed Charges:
  Interest expense                                                     253,640         233,801
  Capitalized interest                                                  14,507          12,712
                                                                      --------        --------
  Fixed charges as adjusted (B)                                        268,147         246,513
                                                                      --------        --------


Fixed charges and preferred stock dividends (C)                       $269,582        $247,930
                                                                      ========        ========

Ratio of earnings to fixed charges
  (A) divided by (B)                                                     1.67x           1.72x

Ratio of earnings to fixed charges and preferred stock
  dividends
  (A) divided by (C)                                                     1.66x           1.71x
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